Exhibit 10.22

PROMISSORY NOTE

$516,667	December 23, 2002

For value received, Tom Barton (“Executive”) promises to pay to the order of Rackable Systems, Inc., a Delaware corporation (f/k/a Rackable Corporation) (the “Company”). at its officers in 721 Charcot Avenue, San Jose, California 95131, or such other place as designated in writing by the holder hereof, the principal sum of $516,667 together with interest accrued from the date hereof on the unpaid principal at the rate of 3.31% per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to the laws relating to permissible rates of interest on commercial loans), whichever is less, as follows

Principal Repayment. The outstanding principal amount hereunder shall be due and payable in full on December 20, 2011.

Interest Payments. Interest shall be compounded annually and shall be payable annually;

provided, however, that if upon the earlier to occur of a Public Offering or a Sale of the Company, this Note shall be accelerated and all remaining unpaid principal and interest shall become due and payable immediately. For the purposes of this Note, a “Sale of the Company” shall mean (i) a sale of all or substantially all of the consolidated assets of the Company to any Person or (ii) the transfer or other disposition to any Person or group of Persons (as the term “group” is defined in the Securities Exchange Act of 1934) (other than Rackable Investment LLC or any affiliate thereof) of outstanding equity securities (whether by sale, issuance, merger, consolidation, reorganization, combination or otherwise) of the Company such that after giving effect to such transfer, such Person or group of Persons would own or control the right to elect at least a majority of the members of the board of directors. For the purposes of this Note, “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof. For the purposes of this Note, “Public Offering” means the consummation of the first of the following events (i) the securities of the Company are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the Company is or becomes subject to the reporting requirements under Section 15(d) of the Exchange Act, or (iii) the Company files or has filed a registration statement under the Securities Act of 1933, as amended.

This Note may be prepaid at any time without penalty. All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

This Note is fifty percent (50%) recourse and fifty percent (50%) nonrecourse. In addition, this Note is secured by a pledge of the shares of Series A Preferred Stock of the Company.

Executive hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

Executive hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

The holder hereof shall be entitled to recover, and the undersigned agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys’ fees.

This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of Delaware, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

/s/ Tom Barton
Tom Barton